                                  EXHIBIT 2.3
                                  -----------


                                        November 5, 1997

VIA FACSIMILE
-------------

C. Raymond Marvin, President
Telephone Business Meetings, Inc.
1861 Wiehle Avenue
Reston, VA  22090

Dear Ray:

     This letter will confirm our understanding that the options to be issued pursuant to Section 2.4(b) under the Agreement and Plan of Reorganization By and Among VIALOG Corporation, TBMA Acquisition Corporation and Telephone Business Meeting, Inc. and C. Raymond Marvin dated as of the 7th day of September 1997, as amended (the "Agreement") will be granted at $5.75 per share rather than the $7.00 number set forth in the Agreement.

     Additionally, the $15.00 price per share and the $7.00 price per share on page 8 of the Agreement shall be $13.75 and $5.75 respectively.

     Please indicate your agreement with number changes by executing a copy of this letter. The information contained herein is a supplement to the Amendment to the Agreement and Plan of Reorganization dated the 20th day of October, 1997.

                                        Very truly yours,
                                        VIALOG Corporation


                                        By: /s/ John J. Hassett
                                            ---------------------------
                                            John J. Hassett, Chairman

The foregoing is agreed.

Telephone Business Meetings, Inc.

By: /s/ C. Raymond Marvin
   ----------------------------------
   C. Raymond Marvin, President

    /s/ C. Raymond Marvin
   ----------------------------------
   C. Raymond Marvin, Principal Stockholder